EXHIBIT 10.1
EXECUTIVE VICE PRESIDENT AND PRESIDENT, PEOPLESCOUT
EXECUTIVE EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is between Richard Betori (“Executive”) and TrueBlue, Inc. or a TrueBlue, Inc. subsidiary, affiliate, related business entity, successor, or assign (collectively “TrueBlue” or “Company”) and is effective as of March 20, 2023.
I.    COMPENSATION AND POSITION.
A.    Employment.
Executive wishes to be employed with Company, and Company wishes to employ Executive as Executive Vice President, TrueBlue and President, PeopleScout under the terms and conditions stated in this Agreement. Additionally, Executive will have access to company-wide confidential and propriety information, including strategic planning information, which is vital to the ability of Company and its affiliates to compete in all of its locations. Executive’s entering into this Agreement is a condition of continued employment and continued access to such materials. Valuable consideration, including without limitation, the mutual covenants and promises contained herein, and the terms of Section II.A.2, is provided to Executive to enter this Agreement and the Non-Competition Agreement, the sufficiency of which is expressly acknowledged.
B.    Effective Date.
The terms and conditions of this Agreement shall become effective as of the date written above, provided that Executive has voluntarily accepted and executed Company’s Non-Competition Agreement (provided herewith). Acceptance and execution of Company’s Non-Competition Agreement is a condition of continued employment and is a condition precedent to the enforceability of this Agreement as well as specifically the new consideration being provided and outlined in the offer letter.
C.    Title and Compensation.
1.    Title. Executive’s title shall be Executive Vice President, TrueBlue and President, PeopleScout. Executive may also have additional Company or Company affiliate titles. Executive’s title is subject to change and shall be set forth in the Executive’s record with Company’s Human Resources department. Executive shall have such responsibilities, duties and authority as are customarily assigned to such position and shall render services as directed. These responsibilities, duties and authority are as outlined in the executive job description as contained in the Human Resources file and given to Executive prior to commencement of employment.
2.    Annual Base Salary. Executive will receive a salary in the gross amount in accordance with the terms and conditions of the offer letter (“Offer Letter”) attached hereto as Exhibit A, which shall be on file with Company’s Human Resources department. This position is a salaried position which is exempt under the Fair Labor Standards Act and relevant state law. This salary is in compensation for all work performed by Executive. Executive warrants and acknowledges that Executive is not entitled to “overtime” pay. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Company is required to withhold pursuant to any applicable law, regulation or ruling and other customary and usual deductions.
3.    Bonus and Equity Awards. Executive will be eligible for an On-Hire Cash Bonus, an Annual Bonus, an On-Hire Equity Award and Future Equity Awards in accordance with the terms and conditions of the Offer Letter. The Bonus Plan and all aspects of bonus compensation may be changed at the discretion of the Compensation Committee and/or the Board of Directors.
D.    Benefits.
1.    General. Executive shall be entitled to all benefits offered generally to Executives of Company in accordance with the terms of the Offer Letter.
2.    Health & Welfare Benefits. Executive shall be entitled to all health and welfare benefits offered generally to employees of Company.
Executive Employment Agreement

3.    Paid Time Off. Executive shall be entitled each year during Executive’s employment to the number of vacation days outlined in the Offer Letter.
4.    Business Expenses. Business expenses will be reimbursed in accordance with Company policies.
II.    TERMS AND CONDITIONS.
A.    Employment.
1.    Employment at Will. Company and Executive agree that Executive’s employment is not for any specific or minimum term or duration, and that subject to Section II(A)(2) of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of Company and Executive, and that it is terminable at will, meaning that either Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind. Executive acknowledges and agrees that any prior representations to the contrary are void and superseded by this Agreement, and that Executive may not rely on any future representations to the contrary, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of Company or its employees or agents. Nothing in this Agreement creates any right, contract or guarantee of continued or a length of term period of employment or gives Executive the right to any particular level of compensation or benefits and nothing in this Agreement should be construed as such. The parties agree that any decision maker who is charged with reviewing disputes surrounding Executive’s employment shall reject any legal theory, whether in law or in equity, that is claimed to alter at-will employment, unless such theory cannot be waived as a matter of law.
2.    Post Termination Payments.
(a)    In the event of termination of Executive’s employment for any or no reason or with or without Cause, by either Company or Executive, or if Executive’s employment ends due to the death or disability of Executive, Executive shall be paid unpaid wages, and unused vacation earned through the termination date.
(b)    Provided that Executive’s employment does not end due to Executive’s death or disability, if Company terminates Executive’s employment without Cause as defined in this Agreement, or Executive terminates employment with Good Reason as defined in this Agreement, subject to the conditions set forth below, in addition to the amounts described in Sections II(A)(2)(a), Executive shall be provided with the following as the sole remedy for such termination, subject to withholding:
(i)    separation payments equal to twelve (12) months of base monthly salary in effect for Executive on the termination date to be paid on the Company’s customary payroll schedule beginning after the revocation period has lapsed for the release requirement in Section II(A)(2)(c), with the actual period of receipt of such payments being referred to as the “Severance Period”; and
(ii)    accelerated vesting in any previously awarded stock options, restricted stock and other equity awards as if Executive had worked for Company for twelve (12) months after Executive’s termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement, as this accelerated vesting will not extend or otherwise delay the time period for exercising an option or other equity award.
(c)    As a condition precedent to being entitled to receive the benefits set forth in Section II(A)(2)(b), within twenty-one (21) days of Executive’s termination, Executive must (i) sign and deliver and thereafter not revoke a release in the form of Exhibit B to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of Section III and IV of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants with Company entered into by Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the waiver and release agreement, as defined therein.
3.    Cause.
Executive Employment Agreement

(a)    For the purpose of this Agreement, “Cause,” as used herein, means any of the following (alone or in combination):
(b)    Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;
(c)    Executive has engaged in any of the following: (i) fraud, embezzlement, theft or other dishonest acts, (ii) unprofessional conduct, (iii) gross negligence related to the business or (iv) other conduct that is materially detrimental to the business as determined in the reasonable business judgment of Company;
(d)    Executive materially violates a significant Company policy (as they may be amended from time to time), such as policies required by the Sarbanes-Oxley Act, Company’s Drug Free Workplace Policy or Company’s EEO policies, and does not cure such violation (if curable) within twenty (20) days after written notice from Company;
(e)    Executive willfully takes any action that significantly damages the assets (including tangible and intangible assets, such as name or reputation) of Company;
(f)    Executive fails to perform Executive’s duties in good faith or Executive persistently fails to perform Executive’s duties, and does not cure such failures within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar failure to perform, if the circumstance recurs;
(g)    Executive uses or discloses (or allows others to use or disclose) Confidential Information, as defined in this Agreement, without authorization; or
(h)    Executive breaches this Agreement in any material respect and does not cure such breach (if curable) within twenty (20) days after written notice from Company or, if notice and cure have previously taken place regarding a similar breach, if a similar breach recurs.
A termination of employment by the Employer for one of the reasons set forth in Section II. 3(a)-(h) above will not constitute cause unless, within the 60-day period immediately following the occurrence of such event, Employer has given written notice to Executive specifying in reasonable detail the event or events relied upon for such termination and Executive has not remedied such event or events within twenty (20) days of the receipt of such notice.
4.    Good Reason. For the purpose of this Agreement, “Good Reason,” as used herein, means:
(a)    any material breach of this Agreement by Company which, if curable, has not been cured within twenty (20) days after Company has been given written notice of the need to cure the breach;
(b)    a substantial reduction of responsibilities assigned to Executive, provided that Company fails to remedy such reduction within twenty (20) days after being provided written notice thereof from Executive that Executive objects to the same; or
(c)    a reduction in Executive’s base salary, other than as part of an across-the-board salary reduction generally imposed on employees of Company, provided that Company fails to remedy such reduction(s) within twenty (20) days after being provided written notice thereof from Executive that Executive objects to the same.
A termination of employment by the Executive for one of the reasons set forth in Section II. 4(a)-(c) above will not constitute Good Reason unless, within the 60-day period immediately following the occurrence of such Good Reason event, Executive has given written notice to Company specifying in reasonable detail the event or events relied upon for such termination and Company has not remedied such event or events within twenty (20) days of the receipt of such notice.
B.    Dispute Resolution; Arbitration; Exigent Relief.
Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination,
Executive Employment Agreement

compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. Company agrees to pay for the arbiter’s fees where required by law.
Executive understands that if Executive has breached the Confidentiality Agreement, or any other section herein, Company may seek an injunction, or other relief as may be appropriate, against Executive.
C.    Duty of Loyalty.
Executive agrees to devote all time that is reasonably necessary to execute and complete Executive’s duties to Company. During the time necessary to execute Executive’s duties, Executive agrees to devote Executive’s full and undivided time, energy, knowledge, skill, and ability to Company’s business, to the exclusions of all other business and sideline interests. Because of the agreement in the preceding sentence, during Executive’s employment with Company, Executive also agrees not to be employed or provide any type of services, whether as an advisor, consultant, independent contractor or otherwise in any capacity elsewhere unless first authorized, in writing, by a proper representative of Company. In no event will Executive allow other activities to conflict or interfere with Executive’s duties to Company. Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability. Executive recognizes that the services to be rendered under this Agreement require certain training, skills, and experience, and that this Agreement is entered into for the purpose of obtaining such service for Company. Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company. Executive agrees to perform Executive’s duties in a careful, safe, loyal, and prudent manner. Executive agrees to conduct him/herself in a way which will be a credit to Company’s reputation and interests, and to otherwise fulfill all fiduciary and other duties Executive has to Company.
Executive represents and warrants that Executive has been in full compliance with all prior covenants Executive has entered into protecting Company’s Confidential Information.
D.    Reimbursement.
If Executive ever possesses or controls any Company funds (including, without limitation, cash and travel advances, overpayments made to Executive by Company, amounts received by Executive due to Company’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed Company for any reason, including misuse or misappropriation of company assets), Executive will remit them to Company corporate headquarters in Tacoma, Washington daily for the entire period of Executive’s possession or control of such Company funds unless directed otherwise in writing. At any time upon request, and at the time when Executive’s employment ends for any reason, even without request, Executive shall fully and accurately account to Company for any Company funds and other property in Executive’s possession or control. If Executive fails to do so, Executive hereby authorizes Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including, without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to Company.
E.    Background Investigation and Review of Company Property.
1.    Executive agrees that at any time during employment Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years. Executive shall sign any and all documents necessary for Company to conduct such investigation. For this purpose, Executive specifically authorizes Company to obtain any credit reports, background checks and other information which may be useful. Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of Company’s drug and alcohol policy. Executive understands that failure to comply with Company’s policies, including its drug and alcohol policies, may result in termination of employment.
2.    Executive acknowledges and agrees that unless otherwise expressly prohibited by law, Company has the complete right to review, inspect and monitor all Company property, including, without limitation, email, voicemail, and computer property of Company, and to review, inspect and monitor Executive’s
Executive Employment Agreement

use of the internet or other computer related transmission of information including, without limitation, the identity and use of USB and other computer related drives. Executive acknowledges that Executive has no expectation of privacy in Company’s property, including, without limitation, email, voicemail, and computer property.
III.    CONFIDENTIAL INFORMATION.
A.    Non-Disclosure and Non-Use and other Protection of Confidential Information.
1.    In connection with Executive’s duties, Executive may have access to some or all of Company’s “Confidential Information,” whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, including, without limitation: (a) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Company; (b) all of Company’s business plans, present, future or potential customers or clients (including the names, addresses and any other information concerning any customer or client), marketing, marketing strategies, pricing and financial information, research, training, know-how, operations, processes, products, inventions, business practices, databases and information contained therein, its wage rates, margins, mark-ups, finances, banking, books, records, contracts, agreements, principals, vendors, suppliers, contractors, employees, applicants, Candidates, skill sets of applicants, skill sets of Candidates, marketing methods, costs, prices, price structures, methods for calculating and/or determining prices, contractual relationships, business relationships, compensation paid to employees and/or contractors, and/or other terms of employment, employee evaluations, and/or employee skill sets; (c) the content of all of Company’s operations, sales and training manuals; (d) all other information now in existence or later developed which is similar to the foregoing; (e) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential or otherwise constitutes the intellectual property or proprietary information of Company; and/or (f) any of Company’s “trade secrets”. For the purposes of this Section III, all references to, and agreements regarding, Confidential Information or Confidential Information of Company also apply to Confidential Information belonging to any affiliate of Company, and to any confidential or proprietary information of third-party clients that Company has an obligation to keep confidential. Employee’s covenants in this Section III shall protect affiliates and clients of Company to the same extent that they protect Company. Confidential Information shall not include any portion of the foregoing which (i) is or becomes generally available to the public in any manner or form through no fault of Executive, or (ii) is approved for Executive’s disclosure or use by the express written consent of the General Counsel or Chief Financial Officer of Company.
2.    Executive agrees and acknowledges that all Confidential Information is to be held in confidence and is the sole and exclusive property of Company and/or its affiliates or clients. Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information. Executive agrees to use Executive’s best efforts to protect Confidential Information from unauthorized disclosure to others. Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Company’s success and competitive advantage, and that the unauthorized use or disclosure of Confidential Information would greatly damage Company. Executive recognizes and agrees that taking and using Confidential Information, including trade secrets, by memory is no different from taking it on paper or in some other tangible form, and that all of such conduct is prohibited. Executive agrees that, prior to use or disclosure, Executive will request clarification from Company’s legal department if Executive is at all uncertain as to whether any information or materials are Confidential Information.
3.    During Executive’s employment and in perpetuity after the termination of Executive’s employment for any or no cause or reason, Executive agrees: (a) not to use (or allow others to wrongfully use) any Confidential Information for the benefit of any person (including, without limitation, Executive’s benefit) or entity other than Company; and (b) not to, except as necessary or appropriate for Executive to perform Executive’s job responsibilities, disclose (or allow others to wrongfully disclose) any Confidential Information to others or download or make copies of any Confidential Information without Company’s written consent, or remove any such records from the offices of Company except for the sole purpose of conducting business on behalf of Company. If at any time Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without Company’s consent, Executive agrees to immediately notify Company.
4.    At any time during Executive’s employment upon Company’s request, and at the end of Executive’s employment with Company, even without Company’s request, Executive covenants, agrees to, and shall immediately return to Company, at its headquarters in Tacoma, Washington, all Confidential Information as
Executive Employment Agreement

defined herein, and all other material and records of any kind concerning Company’s business, and all other property of Company that Executive may possess or control.
5.    At all times, Executive agrees not to directly or indirectly take, possess, download, allow others to take or possess or download, provide to others, delete or destroy or allow others to delete or destroy, any of Company’s Confidential Information or other property, other than in the normal course of business.
6.    Executive agrees that these covenants are necessary to protect Company’s Confidential Information, and Company’s legitimate business interests (including, without limitation, the confidentiality of Company’s business information and other legitimate interests), in view of Executive’s key role with each branch of Company and its affiliates and the extent of confidential and proprietary information about the entire Company and its affiliates and clients to which Executive has information. Company and Executive agree that the provisions of this Section III do not impose an undue hardship on Executive and are not injurious to the public; that they are necessary to protect the business of Company and its affiliates and clients; that the nature of Executive’s responsibilities with Company under this Agreement and Executive’s former responsibilities with Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not continue to employ Executive if Executive did not agree to the provisions of this Section III; that this Section III is reasonable in its terms and that sufficient consideration supports this Agreement, including, without limit, this Section III.
7.    The covenants set forth above are independent of any other provision of this Agreement. Executive agrees that they will be enforceable whether or not Executive has any claim against Company. Executive and Company agree that this Agreement should be interpreted in the way that provides the maximum protection to Company’s Confidential Information.
8.    Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to Company will be such that Company is not likely to be made whole with a monetary award. Therefore, Executive agrees that if Executive violates or threatens to violate any such covenant, Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity. Executive understands that if Executive violates any of the foregoing covenants, Company may seek a restraining order, injunction, or other legal or equitable relief as may be appropriate, against Executive.
9.    Executive represents and warrants that Executive has been in full compliance with the provisions protecting Company’s Confidential Information as set forth in any previous agreement with Company herein and in the Non-Competition Agreement, as well as all other terms and conditions of any previous agreement with Company.
10.    Executive agrees to notify Company (Human Resources) if Executive becomes aware that others are using, wrongfully disclosing, downloading, making copies of, taking, possessing, deleting or destroying confidential information.
11.    Executive will not be in breach of any provision of this Agreement if Executive provides information as required by law or legal compulsion, or if Executive is disclosing or discussing conduct that Executive reasonably believes to constitute a violation of public policy, including but not limited to issues related to discrimination, harassment, or retaliation.
B.    Other Employers and Obligations.
1.    Executive represents to Company that Executive is not subject to any restriction or duties under any agreement with any third party or otherwise which will be breached by employment with Company, or which will conflict with Company’s best interests or Executive’s obligations under this Agreement. Executive agrees to notify Executive’s supervisor promptly in the event Executive or other employees is/are solicited for employment by any competitor of Company.
2.    Executive warrants that Executive’s employment with Company will not violate any contractual obligations with other parties. Executive will not use during Executive’s employment with Company nor disclose to Company any confidential or proprietary information or trade secrets from any former or current employers, principals, partners, co-venturers, customers or suppliers, and will not bring onto Company’s premises any unpublished document or any property belonging to any such person or entities without their consent.
Executive Employment Agreement

Executive will honor any non-disclosure, proprietary rights, or other contractual agreements with any other person or entity and has disclosed to Company any such agreements that may bear on employment with Company. Executive agrees to tell any prospective new employer about this Agreement and its terms.
IV.    ASSIGNMENT OF INVENTIONS.
A.    Inventions Assignment.
Executive will make prompt and full disclosure to Company, will hold in trust for the sole benefit of Company, and does assign exclusively to Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during Executive’s employment with Company.
B.    Outside Inventions.
Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following: (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of Company was used in its development; (c) it does not relate (i) directly to the business of Company or its affiliates or (ii) to the actual or demonstrably anticipated business, research or development of Company or its affiliates; and (d) it does not result from any work performed by Executive for Company or its affiliates. Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.
V.    COMPLIANCE WITH LAWS AND COMPANY’S CODE OF CONDUCT.
A.    Commitment to Compliance.
Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights, or other protected status under applicable law. Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment. Company is likewise committed to ensuring that employees are accurately paid for all hours worked.
B.    Duty to Comply with the Law.
Executive agrees to and shall comply with all federal, state and local laws and regulations, including, without limit, equal employment opportunity laws and wage and hour laws. Executive agrees to and shall immediately notify Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur. Executive acknowledges that Executive may be held personally liable for intentional violations.
C.    Duty to Comply with Company’s Code of Conduct.
Executive acknowledges and agrees that it is Executive’s duty to be familiar with Company’s Code of Conduct, and to comply with all of its respective provisions.
VI.    MISCELLANEOUS.
A.    Integration.
Except with respect to Company’s Non-Competition Agreement, (i) no promises or other communications made by either Company or Executive are intended to be, or are, binding unless they are set forth in this Agreement; and (ii) this Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including previous employment agreement(s). This Agreement may not be modified except by a written instrument signed by an appropriate officer of Company and by Executive. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.
B.    Choice of Law.
Executive Employment Agreement

Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Illinois, without regard to choice of law principles. Nothing in this agreement shall change the choice of law or venue provisions in the Executive’s Non-Compete Agreement.
C.    No Wavier of Rights.
A waiver by Company of the breach of any of the provisions of this Agreement by Executive shall not be deemed a waiver by Company of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. No waiver shall be effective unless made in writing and signed by the General Counsel our Chief Compliance Officer of Company. Agreement shall be enforceable regardless of claim Executive may have against Company.
D.    Severability.
The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.
E.    Binding Effect and Assignability.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest. Executive agrees and understands that, should Company be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Company itself enforcing the Agreement. Company reserves the right to assign this Agreement to its affiliates, an affiliated company or to any successor in interest to Company’s business without notifying Executive, and Executive hereby consents to any such assignment. All terms and conditions of this Agreement will remain in effect following any such assignment. Notwithstanding the foregoing, Executive may not assign this Agreement.
F.    Non-Disparagement.
At all times during the Executive’s employment with Company and following termination of that employment by either Executive or Company, Executive will not publicly disparage Company or its Subsidiaries or any of their respective directors, officers or employees. Executive will not be in breach of this provision by providing information as required by law or legal compulsion.
G.    Survival.
Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections II (A), (B) and (D), III, IV, and VI do and shall survive any termination of the Executive’s employment and/or the assignment of this Agreement by Company to any successor in interest or other assignee.
H.    Section 409A of the Internal Revenue Code of 1986.
1.    To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). This Agreement will be construed and administered in a manner consistent with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
2.    Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any
Executive Employment Agreement

payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.
3.    To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.
(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
I.    Attorney’s Fees.
In any suit or proceeding to enforce the terms of this Agreement Executive and Company agree that the prevailing party in any such dispute shall be paid and indemnified by the non-prevailing party for and against all expenses of every nature and character incurred by in pursuing such suit or proceeding including, without limitation, all reasonable attorneys’ fees, costs and disbursements.
J.    Headings for Convenience Only.
The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.
EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT EXECUTIVE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE TERMS OF THIS AGREEMENT, AND THAT EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT. IF EXECUTIVE SIGNS THIS AGREEMENT WITHIN FOURTEEN DAYS OF RECEIPT, EXECUTIVE KNOWINGLY WAIVES ANY RIGHT TO A LONGER PERIOD OF TIME TO REVIEW THIS AGREEMENT.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
EXECUTIVE         COMPANY
By:/s/ Rick Betori         By: /s/ Todd Gilman
Name: Rick Betori         Name: Todd Gilman
Date:3/31/2023         Title: SVP and Secretary
By signing this Agreement, I accept and acknowledge         Date:3/31/2023
that I will abide by the terms and conditions of this Agreement.
I agree and understand that nothing in this Agreement shall
confer any right with respect continuation of employment by
Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause.

Executive Employment Agreement

EXHIBIT A
(OFFER LETTER)

Executive Employment Agreement

March 20, 2023

Richard Betori
6076 Indian Trail Rd
Gurnee, IL 60031

Dear Rick:
It is my pleasure to extend the following promotional offer of employment to you on behalf of PeopleScout and TrueBlue, Inc. We trust that your knowledge, skills and experience will continue to be a valuable asset to our organization. This offer is based upon the following initial terms:

Position:                Executive Vice President, TrueBlue and President, PeopleScout
Location:                Virtual - Illinois
Reporting to:                Taryn Owen, President & COO
Base Salary:                $432,000 annually paid on a bi-weekly basis and subject to applicable taxes.
Annual Bonus Target:        $324,000 (75% of base salary at target)
Annual Equity Grant Target:    $475,200 (110% of base salary)
Composed equally of both Restricted Stock Units and Performance
Share Units
Annual Compensation Target:    $1,231,200
Promotional Equity Grant:        $172,800 (40% of base salary)
Start Date:                March 20, 2023
Promotional Equity Grant: You will receive a one-time award of Restricted Share Units (“RSUs”) having a value of 40% of base salary. These shares will vest ratably over 4 years. The number of shares you receive will be based on the grant value divided by the previous 60-day average closing price of the stock on the grant date. Shares will be granted on the first trading day of the month following your promotion date. Restricted shares will vest equally over four years on the anniversary date of the grant and per the terms of the grant agreement.
Annual Bonus Plan: You will be eligible to participate in an annual bonus plan. This plan has a target payout of 75% of your base salary. Your bonus plan will be composed of three components: Individual performance goals (1/2 of total bonus); PeopleScout EBITDA Targets (1/4 of total bonus); and TrueBlue’s revenue performance relative to a peer group (1/4 of totally bonus). Your 2023 annual bonus award will be pro-rated between your former bonus plan and new bonus plan based on time served in each position. The details, financial targets, and terms and conditions are set out in the 2023 Executive STI plan document
Annual Equity Grant: You will be eligible for an annual equity award currently expected to be 110% of your base salary. Your annual equity grant will be composed of equal parts (a) RSUs that vest over a three-year period and (b) Performance Share Units (“PSUs”) that cliff-vest at the end of a 3-year performance period. The number of shares you receive will be based on the grant value divided by the previous 60-day average closing price of the stock on the grant date. Annual equity grants are typically granted in February and actual award values and equity components are subject to the approval of the
Executive Employment Agreement

TrueBlue Board. The details, financial targets, and terms and conditions are set out in the award notices and the 2016 Omnibus Incentive Plan Document. For 2023, your equity grant will be made as follows:
(a) the difference between your promotional RSU award and the annual RSU award made to you in February 2023 will be awarded on the first trading day of the month following your promotion.
(b) Your full PSU award noted above will be granted as of the first trading day of the month following your promotion.
Non-Qualified Deferred Compensation Plan: You will continue to be eligible to enroll in the Company’s Non-Qualified Deferred Compensation Plan.
Health & Welfare Benefits: Your current benefits program selections will remain in place. Please contact the TrueBlue Benefits Department if you have any questions regarding your benefits.
Employment and Related Agreements: Upon your acceptance of this employment offer you will be offered an at-will employment agreement (the “Employment Agreement”), Non-Competition Agreement, Indemnity Agreement, and Change in Control Agreement. You acknowledge the salary and equity awards described herein offer additional consideration for these agreements, and your continued employment depends on you continued compliance with the terms contained therein. Nothing in this offer letter itself is intended to be a contract of employment or a promise of specific treatment in specific situations unless expressly set forth herein, nor does this offer letter change your employment at-will status if you accept it. Subject to the terms of your Employment Agreement with the Company should you accept this offer, the Company reserves the right to modify your compensation, duties, reporting relationship, title or continued employment as circumstances dictate.
We are excited to continue our mutually rewarding employment relationship. If you have any questions regarding this offer letter, please contact me.
Sincerely,

/s/ Taryn Owen
Taryn Owen
President & COO

I understand this written agreement may be conditional based upon satisfactory background check, and have read and accept the terms of this employment offer and bonus plan.

/s/ Rick Betori 3/20/22
_____________________________ ______________ Signature Date

Executive Employment Agreement

EXHIBIT B
(SAMPLE) RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by ___________________ (“Executive”) in accordance with the Employment Agreement between Executive and Company___________, Inc. (“Employer”), dated _____________________ (“Employment Agreement”).
RECITALS
A.    Employer and Executive are parties to the Employment Agreement.
B.    The Employment Agreement provides for certain payments and benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release, and does not revoke the same.
C.    Executive desires for Employer to make payments in accordance with the Employment Agreement and therefore executes this Release.
TERMS
1.    Waiver, Release and Covenant. On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (“ADEA”); the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, including but not limited to claims under Company-sponsored severance and termination pay plans, if any; and any other legal limitation on the employment relationship. Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to claims that arise after the date that the release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.
2.    Acknowledgment of Sufficiency of Consideration. Executive acknowledges and agrees that in the absence of Executive’s execution of this Release, Employer is not obligated to provide Executive with the payment and benefits described in Section II(A)(2)(b) of the Employment Agreement, and that the payment and benefits set forth in Section II(A)(2)(b) of the Employment Agreement are adequate consideration for the covenants and release herein.
3.    Covenants and Obligations under Employment Agreement. Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in Confidential Information and trade secrets and inventions under the Employment Agreement and/or
Executive Employment Agreement

under applicable law, and/or Company’s Non-Competition Agreement executed by Executive. Executive agrees to comply with all covenants that Executive has entered into with Company.
4.    Non-Disparagement. At all times during the Executive’s employment with Company and following termination of that employment by either Executive or Company, Executive agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame, disparage the Company or its Subsidiaries or any of their respective directors, officers or employees. Executive will not be in breach of this provision by providing information as required by law or legal compulsion.
Executive further understands and agrees that this paragraph is a material provision of this Agreement and that any breach of this paragraph shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.
5.    Disclosure. Executive acknowledges and warrants that s/he is not aware of, or that s/he has fully disclosed to the Company, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.
6.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his/her possession. Executive further represents that s/he has not copied or caused to be copied, printout, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that s/he will not retain in her/his possession any such documents or other materials.
7.    Review and Revocation Period. Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release. To revoke, Executive must deliver a notice revoking Executive’s agreement to this Release to the CEO of Employer. This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release. Employer shall have no obligation to provide Executive with any payment or benefits as described in Section 6 of the Employment Agreement if Executive revokes this Release.
8.    Governing Law. This Release shall be interpreted in accordance with the law of the State of Delaware without regard to the conflicts of law provisions of such laws.
9.    Severability. If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.
10.    Knowing and Voluntary Agreement. Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with Executive’s personal attorney regarding the Release and its effects and has done so; (d) Executive understands that Executive is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands the Release’s final and binding effect; (i) Executive has signed this Release as Executive’s free and voluntary act.
11.    Arbitration and Venue. Employer and Executive agree that any claim arising out of or relating to this Release of Claims, or the breach of this Release of Claims, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act, except for claims where a temporary and/or preliminary or permanent injunction may be necessary to protect the interests of Company, or the employee, or claims under the Employee’s Non-
Executive Employment Agreement

Compete Agreement, in which those claims shall be resolved in the appropriate tribunal under the terms of said agreement. Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Employer and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Employer agrees to pay for the arbiter’s fees where required by law.
Executive Employment Agreement